Exhibit 99.1

NGL Energy Partners LP Announces Appointment of
New Chief Financial Officer

TULSA, Okla.--(BUSINESS WIRE)—Aug. 24, 2021-- NGL Energy Partners LP (NYSE:NGL) today announces that Linda Bridges will be promoted to Executive Vice President and Chief Financial Officer effective September 30, 2021 and will be reporting to H. Michael Krimbill, the Partnership’s Chief Executive Officer.

Ms. Bridges joined the Partnership in June 2016 as the Partnership’s Vice President of Finance and Treasurer and was promoted to Senior Vice President of Finance and Treasurer in April 2018. Prior to joining the Partnership, Ms. Bridges spent nine years in the commercial division at Bank of Oklahoma, primarily as a lender to both upstream and midstream energy clients. Linda holds a Masters of Business Administration from the University of Oklahoma and received her undergraduate degree at Washburn University.

“I am very excited to announce that Ms. Bridges will be assuming the role of Chief Financial Officer for the Partnership,” stated Mr. Krimbill. “Linda has been a tremendous asset to the Partnership since she joined us in June 2016 and was an integral part of our many financings over the past five years, including our new ABL Facility and Secured Notes. I am looking forward to working with her as she leads our finance teams and advances the Partnership through our de-leveraging process.”

Robert W. (“Trey”) Karlovich III has announced that he will be resigning from his position with the Partnership effective September 30, 2021 to pursue personal business interests.

About NGL Energy Partners LP

NGL Energy Partners LP, a Delaware limited partnership is a diversified midstream energy company that transports, stores, markets and provides other logistics services for crude oil, natural gas liquids and other products and transports, treats and disposes of produced water generated as part of the oil and natural gas production process. For further information, visit the Partnership’s website at www.nglenergypartners.com.

This release is a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat 100% of NGL Energy Partner LP’s distributions to foreign investors as being attributable to income that is effectively connected with a United States trade or business. Therefore, distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Contacts
NGL Energy Partners LP
H. Michael Krimbill
Chief Executive Officer
918.481.1119

Or

Linda Bridges
Senior Vice President - Finance and Treasurer
Linda.Bridges@nglep.com
918.481.1119